Filed by Envirometrics, Inc.
                                             pursuant to "Rule 14a-12" under the
                                              Securities Act of 1933, as amended
                                            Subject Company: Envirometrics, Inc.
                                                    Commission File No.: 0-23892

NEWS RELEASE                                           MARCH 13, 2000

FOR IMEDIATE RELEASE: ENVIROMETRICS, INC. ANNOUNCES BINDING STATUS OF AGREEMENT TO ACQUIRE THE CATAPULT GROUP, INC. OF ATLANTA, GEORGIA SUBJECT TO SHAREHOLDER APPROVAL.


ENVIROMETRICS, Inc. (EVRM-National Quotation Bureau--Pink Sheets), a Delaware Corporation, announced that it has reached a Binding Agreement to acquire all of the outstanding stock of The Catapult Group, Inc., a privately held Georgia corporation. The Catapult Group is an Internet integration firm offering intelligent end-to-end e-business solutions to large and middle-market organizations. These solutions range from strategic e-business planning and application development to marketing and communications services for Internet enterprises.

If the transaction is consummated, ENVIROMETRICS, Inc. will issue common shares to acquire all the outstanding shares of The Catapult Group. The acquisition will result in the shareholders of The Catapult Group owning 90% of ENVIROMETRICS, Inc. after closing, with current ENVIROMETRICS, Inc. shareholders retaining 10% ownership. Following the Closing ENVIROMETRICS, Inc. will be the surviving corporation, but will change its name to The Catapult Group, Inc. The transaction has obtained the recommendation of each company's Board of Directors and is now contingent upon, re-listing of Envirometrics common stock on the OTC:BB, subsequent approval by the shareholders of The Catapult Group and ENVIROMETRICS, Inc. and other customary closing conditions.

Walter H. "Skip" Elliott, III President and CEO of Envirometrics stated, "This transaction, if consummated, brings closure to the "Turnaround" phase that the company has been engaged in and allows our shareholders who have been very patient, an opportunity to participate in a very exciting market".

Bryan M. Johns, President and CEO of The Catapult Group stated, "The capital structure and timeline of our agreement with Envirometrics creates an all-round win for both The Catapult Group shareholders and legacy Envirometrics shareholders. The opportunity to propel our growing company into the public market quickly and efficiently, via Envirometrics, insures that we will successfully execute our expansion and growth plan."

Information about The Catapult Group The Catapult Group has positioned itself as a premier southeastern provider of Internet consulting and development services for middle-market organizations. The Catapult Group has recently signed consulting and development agreements with the likes of Unisys Corporation, The Metro Atlanta Chamber of Commerce and Internet start-up Telephone.com. The Catapult Group is pursuing an aggressive regional expansion plan and is initiating regional acquisition efforts.

Forward Looking Statements This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that certain statements in this release are "forward looking statement" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors. Such uncertainties and risks include, among others, certain risks associated with the closing of the transaction described above, government regulation, and general economic and business conditions. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by ENVIROMETRICS, Inc. or any other person that the projected outcomes can or will be achieved.

Additional Information and Where to Find It ENVIROMETRICS, Inc. plans to file an Information Statement on SEC Form 14C in connection with the merger, and ENVIROMETRICS, Inc. expects to mail this Information Statement to shareholders of ENVIROMETRICS, Inc. containing information about the merger. Investors and shareholders are urged to read the Information Statement carefully when they are available. The Information Statement will contain important information about ENVIROMETRICS, Inc., THE CATAPULT GROUP, the merger, the persons soliciting written consents relating to the merger, their interests in the merger, and other related matters. Investors and shareholders will be able to obtain free copies of these documents through the website maintained by the U.S. Securities and Exchange Commission at http://www.sec.gov. Free copies of the Information Statement may also be obtained (when available) from ENVIROMETRICS, Inc. by directing a request to ENVIROMETRICS, Inc., 9229 University Blvd., Charleston, SC 29406, attention: Investor Relations, telephone: (843) 553-9456.

In addition to the Information Statement, ENVIROMETRICS, Inc. files annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by ENVIROMETRICS, Inc. at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549 or at any of the Commission's other public reference rooms in New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. ENVIROMETRICS', filings with the SEC are also available to the public from commercial document-retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.

ENVIROMETRICS, Inc. and their directors, executive officers and certain other employees and members of management may be deemed to be soliciting written consents from shareholders of ENVIROMETRICS, Inc. in favor of the merger. Information concerning the participants in the solicitation is set forth as of January 28, 2000 in ENVIROMETRICS' Annual Report on Form 10-KSB for the year ended December 31, 1998.

Contact: Walter H. "Skip" Elliott, III
         Envirometrics, Inc.
         843-553-9456